Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is entered into effective as of January 1, 2026 (the “Effective Date”), by and between RetinalGenix Technologies, Inc. (“Company”), having its principal place of business at 409 Apollo Beach Blvd, Ste 6 Apollo Beach, FL 33572-2281, and Michael Cory Zwerling, an individual living in California (hereinafter referred to as “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, pursuant to the terms and conditions hereof;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

1.        EMPLOYMENT. The Company hereby employs Executive and Executive hereby agrees to be employed by the Company, subject to the terms and conditions hereinafter set forth.

2.        TERM. Executive’s employment shall commence as of the Effective Date and unless earlier terminated as provided herein, the initial term of this Agreement will be for a period of one (1) year, commencing on the date of this Agreement (the “Initial Term”); provided that thereafter this Agreement may be extended upon the mutual agreement of the Company and Executive (the period of Executive’s employment by the Company under this Agreement will be referred to as the “Term”). Notwithstanding anything herein to the contrary, however, either party may terminate this Agreement at any time at its sole discretion by providing no less than 10 days’ written notice. Such early termination shall not relieve the parties of existing obligations.

3.        DUTIES. The Executive shall perform such duties and functions as the Chief Financial Officer and Interim Chief Operating Officer of the Company as are determined from time to time by the Company’s Chief Executive Officer. In the performance of his duties, Executive shall comply with the policies of and be subject to the reasonable direction of the Board of Directors (the “Board”) of the Company. The Executive agrees to devote substantially his entire working time, attention and energies to the performance of the business of the Company and of any of its subsidiaries or affiliates by which he may be employed; and Executive shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which, even if non-interfering, may be inimical to or contrary to the best interests of the Company. Executive’s services shall be performed remotely.

4.        COMPENSATION. As compensation for the services to be rendered by Executive hereunder, the Company agrees to issue to Executive, and Executive agrees to accept, a grant of common stock purchase warrants to acquire 100,000 shares of the Company’s restricted common stock exercisable at $3.20 per warrant, fully vested upon issuance and expiring three years from issuance.

5.       ADDITIONAL COMPENSATION. The Executive shall be entitled to receive an additional grant of common stock purchase warrants to acquire 50,000 shares of the Company’s restricted common stock exercisable at $3.20 per warrant, fully vested upon issuance and expiring three years from issuance upon a milestone of the Company executing a financing agreement(s) or receiving aggregate financing of $500,000 or more. The Executive shall also be entitled receive an additional grant of common stock purchase warrants to acquire 50,000 shares of the Company’s restricted common stock exercisable at $3.20 per warrant, fully vested upon issuance and expiring three years from issuance on May 31, 2026, subject to Executive’s continued employment through such date.

6.        EMPLOYEE BENEFITS. During the period Executive is employed hereunder, Executive shall be permitted to participate in all group health, hospitalization and disability insurance programs, pension plans and similar benefits that are now or may become available to similarly situated executives of the Company, and will be included in the Company’s director’s and officer’s insurance liability coverage During the period Executive is employed hereunder, Executive shall be entitled to vacations in accordance with the vacation policy of the Company.

7.         REIMBURSEMENT OF EXPENSES. During the period Executive is employed hereunder, the Company shall reimburse Executive for reasonable and necessary out-of-pocket expenses advanced or expended by Executive or incurred by him for or on behalf of the Company in connection with his duties hereunder in accordance with its customary policies and practices; provided, however, that Executive shall not expend or incur any such expenses, individually or in the aggregate, in excess of Five Hundred Dollars ($500.00) without the prior approval of the Company.

8.        REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE. The Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts, restrictive covenants or other restrictions preventing the performance of his duties hereunder. The Executive represents and warrants that he is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and is not subject to any “bad actor” disqualification event in Rule 506(d)(1)(i)-(viii) of the Securities Act.

9.        NON-COMPETITION.

(a)        Executive agrees that if his employment is terminated for any reason or if he leaves the employ of the Company for any reason, for a period of one (1) year from the date of such termination of employment, he will not directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer or director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, render consulting services to, or have any connection with, any business which is competitive with the business activities of the Company or its subsidiaries ("Competitive Business"), in any geographic area where, during the time of his employment, the business of the Company or any of its subsidiaries is being or had been conducted in any manner whatsoever, or hire or attempt to hire for any Competitive Business any employee of the Company or any subsidiary thereof, or solicit, call on or induce others to solicit or call on, directly or indirectly, any customers or prospective customers of the Company for the purpose of inducing them to purchase or lease a product or service which may compete with any product or service of the Company; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent of any class of stock or securities of such company.

(b)        If any portion of the restrictions set forth in paragraph (a) should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(c)        The Executive declares that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of either said territorial or time limitation to such area or period which said court shall have deemed reasonable.

(d)        The existence of any claim or cause of action by Executive against the Company or any subsidiary other than under this Agreement shall not constitute a defense to the enforcement by the Company or any subsidiary of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

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10.        NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)        The Executive shall not, during the term of this Agreement, and at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known, to any person, firm or corporation, any confidential information acquired by him during the course of or as an incident to his employment hereunder, relating to the Company or any of its subsidiaries, the directors of the Company or its subsidiaries, any client of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary information, trade secrets, know-how, market studies and forecasts, competitive analyses, the substance of agreements with clients and others, client lists and any other documents embodying such confidential information.

(b)        All information and documents relating to the Company, its affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use his best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

11.        RIGHT TO INJUNCTION. The Executive recognizes that the services to be rendered by him hereunder are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. Executive agrees that the Company may recover by appropriate action the amount of the actual damage caused the Company by any failure, refusal or neglect of Executive to perform his agreements, representations and warranties herein contained. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

12.        AMENDMENT OR ALTERATION. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

13.        GOVERNING LAW. All matters concerning the validity, construction, interpretation and performance under this Agreement shall be governed by the laws of the State of Florida, without giving effect to any conflict of laws principles thereunder.

14.        SEVERABILITY. The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

15.        NOTICES. Any notice hereunder by either party to the other shall be given in writing by personal delivery or by registered mail, return receipt requested, addressed, if to the Company, to the attention of the Company’s Chief Executive Officer at the Company’s principal offices or to such other address as the Company may designate in writing to Executive, and if to Executive, to his most recent home address on file with the Company. Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by registered mail, on the date shown on the applicable return receipt.

16.        WAIVER OR BREACH. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

17.        ENTIRE AGREEMENT AND BINDING EFFECT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

18.        ASSIGNMENT. This Agreement may not be transferred or assigned by either party without the prior written consent of the other party.

19.        SURVIVAL. The termination of Executive's employment hereunder shall not affect the enforceability of Sections 9 and 10 hereof.

20.        FURTHER ASSURANCES. The parties agree to execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

21.        HEADINGS. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

22.        COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together, shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

RETINALGENIX TECHNOLOGIES, INC.		EXECUTIVE:

By:	/s/ Jerry Katzman	/s/ M. Cory Zwerling
Name:	Jerry Katzman, M.D.	Michael Cory Zwerling
Title:	Chairman, President & CEO

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